Exhibit 99.1

December 21, 2016

Board of Directors
c/o Mr. Ronald L. Frank, Secretary and Executive Vice President
Ecology and Environment, Inc.
368 Pleasant View Drive
Lancaster, New York 14086

Dear Sirs:
Due to my recent appointment to the Admissions Committee of the SUNY @ Buffalo Jacobs School of Medicine, it will not be possible for me to devote the time necessary to serve on the Ecology and Environment, Inc. Board of Directors beyond April 2017. I will fulfill all of my Board and Committee responsibilities until my current term expires in April 2017. I respectfully ask that I not be considered for re-nomination to the Board.
Thank you.

Michael, R. Cellino, M.D.

Sincerely,

Michael R Cellino, MD